Exhibit 99.1

ANTs software inc. Exceeds Third Quarter Revenue Target, Raises Estimate For Fiscal Year

Reports Third Quarter 2008 Financial Results

BURLINGAME, Calif.--(BUSINESS WIRE)--November 10, 2008--ANTs software inc. (OTCBB:ANTS), a leader in database consolidation solutions, today announced financial results for its third fiscal quarter and the nine months ended September 30, 2008.

Total revenue was $1.4 million for the third quarter, compared to $227 thousand for the third quarter of 2007. Operating expense was $2.9 million for the third quarter, compared to $3.9 million for the third quarter of 2007. Reported net loss for the third quarter, was $3.1 million, or ($0.03) per basic and diluted share, compared to a net loss of $3.9 million, or ($0.07) per basic and diluted share for the third quarter of 2007.

Joseph Kozak, Chairman and Chief Executive Officer of ANTs software inc. stated, “We had a great first full quarter of combined operations with Inventa Technologies. We capitalized on cross-selling opportunities that led to higher than projected revenues. We exceeded the top end of our revenue estimate for the quarter by approximately $140 thousand or over 10%. We expect revenue in the range of $1.3 million to $1.5 million for the fourth quarter, and full-year revenue in the range of $8.2 million to $8.4 million, exceeding our previous estimate of $8.0 million. We took aggressive measures to reduce expenses, cutting operating expenses by 24% compared to the third quarter of 2007.”

“We are pursuing numerous opportunities for database consolidation with the ANTs Compatibility Server, with our first customer preparing to go live and in-depth strategic partnering discussions. Inventa’s core business remains strong with recent new partner signings and renewal of multi-year contracts. Our investment in Inventa is now showing results. We will continue to aggressively pursue revenue opportunities and take out expense. We have reshaped the direction of ANTs as a company and look forward to a promising future as the leader in database consolidation.”

About ANTs software inc.

ANTs software inc. is revolutionizing and simplifying database consolidation and IT modernization. Our mission is to help customers efficiently use IT resources and drive down IT operating costs by consolidating hardware and software infrastructure. For more information visit www.ants.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements concerning financial projections, product development activities and sales and licensing activities. Such forward-looking statements are not guarantees of future performance, are sometimes identified by words of condition such as “should,” “could,” “expects,” “may,” or “intends,” and are subject to a number of risks and uncertainties, known and unknown, that could cause actual results to differ materially from those intended or anticipated. Such risks include, without limitation: that the Company may not meet the revenue projection; that the combination with Inventa might not meet the Company’s business goals; the market will not respond positively to the ANTs Compatibility Server, challenges arising from competition, problems encountered in commercializing the ANTs technology, potential of undetected infringing technology or non-infringing competitive technologies, difficulties experienced in product development, roadblocks experienced in sales and marketing activities, longer than expected sales processes, difficulties in recruiting knowledgeable and experienced personnel, possible problems in migrating applications using the Compatibility Server, potential problems in protecting the Company’s intellectual property, and problems securing the necessary financing to continue operations should revenues not be sufficient to offset expenses. Further information concerning these and other risks is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10Q for the fiscal quarter ended September 30, 2008. The Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
ANTs software inc.
Ken Ruotolo, 650-931-0530
ken.ruotolo@ants.com